Exhibit 5

[LETTERHEAD OF BAKER & HOSTETLER LLP]

November 27, 2007

Tekoil & Gas Corporation
25050 I-45 North, Suite 525
The Woodlands, TX 77380

Gentlemen:

We have acted as counsel for Tekoil & Gas Corporation, a Delaware corporation (the “Company”), in connection with the registration of 30,126,372 shares of Common Stock of the Company, par value $0.000001 per share (the “Shares”), pursuant to the Registration Statement on Form SB-2 filed by the Company under the Securities Act of 1933, as amended (the “Registration Statement”), and the proposed sale of the Shares by the selling stockholders named therein (the “Selling Stockholders”), in accordance with the Registration Statement.

Based upon an examination and review of such corporate documents and records, certificates and other documents as we have deemed necessary, relevant, or appropriate, we are of the opinion that (i) those Shares previously issued were validly issued, fully paid and nonassessable, and (ii) upon exercise of the warrants held by certain Selling Stockholders, pursuant to which the remainder of the Shares are issuable, and the Company’s issuance of such Shares upon such exercise, such Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus which constitutes a part of the Registration Statement.

Very truly yours, /s/ Baker & Hostetler LLP BAKER & HOSTETLER LLP